UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          November 16, 2012

ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Newport Center Drive Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:       (949) 480-8300

                        Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

               On November 16, 2012, Acacia Research Corporation (the “Company”) issued a press release reporting that its Board of Directors had approved a share repurchase plan which authorizes the Company to purchase up to $100 million of its shares of common stock from time to time through May 15, 2013.

Share purchases under this plan will be made in the open market, through block trades, through 10b5-1 plans, or privately negotiated transactions, in accordance with applicable Securities and Exchange Commission rules.

The Company is under no obligation to repurchase shares under this share repurchase program.  The timing, actual number and value of shares that may be repurchased under this program will depend on a number of factors, including the Company’s future financial performance and available cash resources, competing uses for its corporate funds, prevailing market prices of its common stock, the number of shares that become available for sale at prices that the Company believes are attractive, and regulatory requirements.  For these reasons, as well as others, there can be no assurance that the Board of Directors will not decide to suspend purchases of shares under this share repurchase program or terminate the program altogether.

The foregoing description of the contents of the press release is qualified by reference to that press release, in its entirety, a copy of which is attached hereto as Exhibit 99.1 and made a part of this report.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(c)           Exhibits.

                                99.1  Press Release dated November 16, 2012 of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACACIA RESEARCH CORPORATION

Date: November 16, 2012	By:	/s/ Paul R. Ryan
Paul R. Ryan
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated November 16, 2012 of the Registrant.

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